Exhibit 99.1

Media Contact	Investor Contact

Chris Muller	Pete Connoy

PAETEC	PAETEC

(585) 340-8218	(585) 340-2649

christopher.muller@paetec.com	peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Fourth Quarter

and Full Year 2009 Results

FAIRPORT, N.Y. (February 16, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced fourth quarter 2009 and full year 2009 financial and operating results. “We are pleased to have met our revenue guidance and exceeded our adjusted EBITDA guidance for full year 2009,” said Arunas A. Chesonis, chairman and CEO. “Our opportunistic issuance in January 2010 of $300.0 million of senior secured notes for the purpose of refinancing a portion of our existing debt strategically positions PAETEC financially for the next several years.” Financial results for full year 2009 included the following:

•	Full year 2009 revenue of $1,580.2 million, a $9.8 million increase over full year 2008 revenue.

•	Full year 2009 adjusted EBITDA* of $256.9 million, an increase of 8.1% or $19.2 million over full year 2008 adjusted EBITDA of $237.7 million.

•	Full year 2009 net loss of $28.7 million compared to a $487.9 million net loss for full year 2008.

•	28th consecutive quarter of positive free cash flow,* which increased by $17.2 million for full year 2009 to $135.4 million.

•	Full year 2009 net cash provided by operating activities of $152.2 million.

•	A cash balance of $152.9 million at December 31, 2009.

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, impairment charge, debt extinguishment and related costs, sales and use tax settlement, integration and separation costs, and gain on non-monetary transactions. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

Full Year 2009 Results

Revenue

•	Total revenue of $1,580.2 million for 2009 increased 0.6% or $9.8 million over 2008 primarily due to 12.9% growth in PAETEC’s data revenue and the inclusion of McLeodUSA results for full year 2009.

•

Core network services revenue for 2009 increased 3.1% or $34.3 million over 2008 primarily due to 13.0% growth in PAETEC’s data revenue related to network services, generated principally by sales of its Dynamic IP and MPLS VPN products, and the inclusion of McLeodUSA results for full year 2009.

•	Core carrier services revenue for 2009 increased 2.5% or $4.6 million over 2008 due to the inclusion of McLeodUSA result for full year 2009.

•	Integrated solutions revenue of $61.7 million increased 0.4% or $0.2 million over 2008.

Adjusted EBITDA and Margins

Adjusted EBITDA for 2009 increased 8.1% to $256.9 million over adjusted EBITDA of $237.7 million for 2008. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, improved to 16.3% for 2009 compared to 15.1% for 2008.

Cost of goods sold for 2009 increased 0.1% or $1.0 million. Gross margin for 2009 increased to 50.5% from 50.2% for 2008 due in part to attrition of customers purchasing lower margin products and the positive effects of network grooming efforts.

Selling, general and administrative (“SG&A”) expenses for 2009 were $540.8 million, excluding stock-based compensation of $18.8 million, and decreased 1.7% or $9.4 million in 2009 from 2008 due to initiatives instituted by management over the past several quarters to better align costs more closely with revenue performance and expectations. As a percentage of total revenue, SG&A expenses, excluding stock-based compensation, were 34.2% for full year 2009 compared to 35.0% for full year 2008.

Net Loss

Net loss for 2009, which exceeded expectations, was $28.7 million compared to 2008 net loss of $487.9 million. The net loss for 2008 primarily reflected a $355.0 million goodwill impairment charge and approximately $104.3 million for the establishment of an income tax reserve against PAETEC’s deferred tax assets.

Interest expense for 2009 increased 0.7% to $74.1 million from $73.7 million for 2008. The increase in interest expense was due to higher debt balances which were offset by lower average interest rates.

Quarterly Results – Fourth Quarter 2009 Compared to Fourth Quarter 2008

•	Fourth quarter 2009 revenue of $390.1 million, which represented a 2.5% decrease from fourth quarter 2008 revenue of $400.2 million.

•	Fourth quarter 2009 adjusted EBITDA of $65.2 million, which represented an 8.2% increase over fourth quarter 2008 adjusted EBITDA of $60.3 million.

•	Fourth quarter 2009 net loss of $2.4 million compared to fourth quarter 2008 net loss of $114.4 million.

•	Fourth quarter 2009 net cash provided by operating activities of $62.0 million compared to fourth quarter 2008 net cash provided by operating activities of $80.6 million.

Revenue

•

Total revenue of $390.1 million decreased 2.5% or $10.1 million for fourth quarter 2009 from fourth quarter 2008 primarily due to a decline in non-core basic telephone service (“POTS”) revenue, lower core carrier revenue, and a decrease in access revenue.

•

Core network services revenue decreased 0.1% or $0.3 million year-over-year as decreases in usage revenue were essentially offset by a 7.9% increase in PAETEC’s data revenue, generated principally by sales of its Dynamic IP and MPLS VPN products.

•	Core carrier services revenue decreased 11.1% or $5.6 million for fourth quarter 2009 from fourth quarter 2008 due to lower usage-based revenue associated with revenue grooming efforts.

•	Integrated solutions revenue of $16.6 million increased 17.7% or $2.5 million over fourth quarter 2008 due to growth in hardware sales.

Adjusted EBITDA and Margins

Adjusted EBITDA for fourth quarter 2009 increased 8.2% to $65.2 million over adjusted EBITDA of $60.3 million for fourth quarter 2008. Adjusted EBITDA margin improved to 16.7% for fourth quarter 2009 compared to 15.1% for fourth quarter 2008.

Cost of goods sold for fourth quarter 2009 decreased 3.9% or $7.9 million over fourth quarter 2008. Gross margin for fourth quarter 2009 increased to 50.8% from 50.1% for fourth quarter 2008 due to a positive shift in revenue mix related to attrition of customers purchasing lower margin products.

SG&A expenses for fourth quarter 2009 were $132.9 million, excluding stock-based compensation of $4.2 million, and decreased 4.9% or $6.8 million from fourth quarter 2008 primarily due to lower salaries and benefits. As a percentage of total revenue, SG&A expenses, excluding stock-based compensation, were 34.1% for fourth quarter 2009 compared to 34.9% for fourth quarter 2008.

Net Loss

Net loss for fourth quarter 2009 was $2.4 million compared to net loss of $114.4 million for fourth quarter 2008. Net loss for the fourth quarter 2009 reflected $7.5 million in debt extinguishment and related costs attributable to the discontinuance of hedge accounting as a result of the debt refinancing in January 2010. In the quarter, PAETEC also benefited from a $6.0 million sales and use tax settlement related to its existing Iowa tax dispute. The net loss for fourth quarter 2008 primarily reflected a $15.0 million goodwill impairment charge and the establishment of an income tax reserve of approximately $104.3 million against PAETEC’s deferred tax assets.

Interest expense for fourth quarter 2009 increased to $19.8 million from $18.9 million for fourth quarter 2008. The increase in interest expense was primarily due to PAETEC’s June 2009 issuance of $350.0 million aggregate principal amount of its 8 7/8% senior secured notes due 2017.

Sequential Results – Fourth Quarter 2009 Compared to Third Quarter 2009

Revenue

•

Total revenue for fourth quarter 2009 decreased 1.4% or $5.5 million from third quarter 2009 revenue largely due to fourth quarter 2009 having three fewer business days, and subsequently lower usage based revenue across core network services and core carrier services.

•	Core network service revenue for fourth quarter 2009 decreased 1.1% or $3.2 million from third quarter 2009.

•	Core carrier service revenue for fourth quarter 2009 decreased 1.5% or $0.7 million from third quarter 2009.

•	Integrated solutions revenue for fourth quarter 2009 increased 1.9% or $0.3 million over third quarter 2009.

Adjusted EBITDA and Margins

Adjusted EBITDA of $65.2 million for fourth quarter 2009 represented an increase of 1.6% over adjusted EBITDA of $64.2 million for third quarter 2009. Adjusted EBITDA margin was 16.7% for fourth quarter 2009 compared to 16.2% for third quarter 2009.

Fourth quarter 2009 cost of goods sold decreased 1.3% or $2.5 million from third quarter 2009. Gross margin of 50.8% was unchanged from third quarter 2009.

SG&A expenses for fourth quarter 2009 were $132.9 million, excluding stock-based compensation of $4.2 million, and decreased 2.9% or $4.0 million from third quarter 2009. As a percentage of total revenue, SG&A expenses, excluding stock-based compensation, decreased to 34.1% from 34.6% for third quarter 2009. The decrease in SG&A was primarily attributable to lower salary and benefit expenses.

Net Loss

Net loss for fourth quarter 2009 was $2.4 million compared to net loss of $6.5 million for third quarter 2009. The fourth quarter 2009 net loss included the impact of a $7.5 million charge related to the discontinuance of hedge accounting as a result of the debt refinancing in January 2010 and a $6.0 million benefit from the settlement of the company’s Iowa tax dispute. Interest expense of $19.8 million for fourth quarter 2009 was unchanged from the prior quarter.

Capital Expenditures

For the full year 2009, capital expenditures were $121.5 million, an increase of $2.0 million from full year 2008. As a percentage of total revenue, capital expenditures were 7.7% for full year 2009 compared to 7.6% for full year 2008.

Capital expenditures for fourth quarter 2009 were $36.6 million, or 9.4% of total revenue compared to $32.1 million, or 8.0% of total revenue, for fourth quarter 2008. The fourth quarter 2009 increase in capital expenditures was largely due to timing of certain investments, reflecting projects related to IP network enhancements, fleet upgrades, and PAETEC’s previously announced data center build out.

Cash Flow and Liquidity

PAETEC had a year-end cash balance of $152.9 million compared to a third quarter 2009 quarter-end cash balance of $141.5 million, primarily as a result of higher operating cash flows that were partially offset by the early voluntary repayment of $10.0 million of loans outstanding under PAETEC’s revolving credit facility and continued purchases of PAETEC’s common stock under the company’s stock repurchase plan approved by its Board of Directors in September 2009.

Cash flow provided by operations increased to $62.0 million in fourth quarter 2009 from $40.8 million in third quarter 2009. Free cash flow for fourth quarter 2009 was $28.7 million and the 28th consecutive quarter of free cash flow generation. Due to the timing of capital expenditures, free cash flow for fourth quarter 2009 decreased 21.5% from third quarter 2009. Full year free cash flow was $135.4 million, a 14.5% increase from $118.2 million for full year 2008.

Indebtedness

At December 31, 2009, PAETEC had $920.2 million in debt outstanding which was comprised of $270.2 million principal amount of term and revolver loans outstanding under its senior secured credit facility, $350.0 million principal amount of 8 7/8% senior secured notes due 2017 and $300.0 million principal amount of 9.5% senior unsecured notes due 2015.

Subsequent to year-end 2009, PAETEC issued an additional $300.0 million aggregate principal amount of 8 7/8% senior secured notes due 2017 and applied most of the net offering proceeds to repayment of the company’s term loan and revolver borrowings under its senior credit facilities.

Common Stock Repurchase Program

Under PAETEC’s September 2009 stock repurchase program, the company repurchased a total of 1,028,200 shares of its common stock for an aggregate cost of $3.9 million, or $3.80 average cost per share, in fourth quarter 2009. Under this repurchase plan and its debt agreements, PAETEC has the ability to repurchase another $16.2 million of common stock through December 31, 2010. As part of PAETEC’s August 2008 stock repurchase program which expired in August 2009, PAETEC repurchased in total approximately 6.8 million shares of common stock for an aggregate cost of approximately $14.5 million.

Full Year 2010 Outlook

“As part of our ongoing effort to provide useful information to our investors, we are pleased to provide full year 2010 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for the full year 2010 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2010 are as follows:

($ in millions)

Revenue	$1,590 to $1,630

Adjusted EBITDA	$260 to $275

Conference Call

As previously announced, PAETEC will host a conference call today at 10:00 a.m. ET to discuss fourth quarter and full year results. Chairman and CEO Arunas Chesonis and Chief Financial Officer Keith Wilson will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (866) 202-0886

International: (617) 213-8841

Passcode: 27627265

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2723008

Replay details are as follows:

Replay Dates: February 16, 2010, 1:00 p.m. ET through March 2, 2010

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 55797786

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2723008

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. The financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2010 constitutes “forward-looking statements” and reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2008 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; PAETEC’s significant level of debt and interest payment obligations and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Revenue:
Network services revenue	$312,608	$315,859	$314,815	$1,258,489	$1,237,668
Carrier services revenue	60,957	63,536	71,351	260,023	271,279
Integrated solutions revenue	16,559	16,257	14,073	61,675	61,433

Total revenue	390,124	395,652	400,239	1,580,187	1,570,380
Cost of sales (exclusive of operating items shown separately below)	192,015	194,532	199,904	782,389	781,347
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	137,070	140,894	143,843	559,541	572,180
Impairment charge	-	-	15,000	-	355,000
Sales and use tax settlement	(6,021)	-	-	(7,221)	-
Integration and separation costs	-	-	5,475	-	12,700
Depreciation and amortization	45,842	46,374	28,708	184,588	174,251

Income (loss) from operations	21,218	13,852	7,309	60,890	(325,098)
Debt extinguishment and related costs	7,543	-	-	17,891	-
Other income net	(179)	(156)	(398)	(1,107)	(663)
Interest expense	19,849	19,776	18,880	74,149	73,663

Loss before income taxes	(5,995)	(5,768)	(11,173)	(30,043)	(398,098)
(Benefit from) provision for income taxes	(3,624)	757	103,260	(1,354)	89,797

Net loss	$(2,371)	$(6,525)	$(114,433)	$(28,689)	$(487,895)

Net cash provided by operating activities				$152,169	$152,131
Net cash used in investing activities				$(119,748)	$(227,971)
Net cash (used in) provided by financing activities				$(44,061)	$127,767

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, (benefit from) provision for income taxes, stock-based compensation, impairment charge, debt extinguishment and related costs, sales and use tax settlement, integration and separation costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net (loss) income and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Net loss	$(2,371)	$(6,525)	$(114,433)	$(28,689)	$(487,895)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	45,842	46,374	28,708	184,588	174,251
Interest expense, net of interest income	19,689	19,628	18,106	73,188	71,857
(Benefit from) provision for income taxes	(3,624)	757	103,260	(1,354)	89,797

EBITDA	59,536	60,234	35,641	227,733	(151,990)

Stock-based compensation	4,189	4,022	4,177	18,772	22,015
Impairment charge	-	-	15,000	-	355,000
Debt extinguishment and related costs	7,543	-	-	17,891	-
Sales and use tax settlement	(6,021)	-	-	(7,221)	-
Integration and separation costs	-	-	5,475	-	12,700
Gain on non-monetary transaction	-	(18)	-	(242)	-

Adjusted EBITDA	$65,247	$64,238	$60,293	$256,933	$237,725

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation to Expected Net Loss

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,

	2010	2010
	Low End of Guidance	High End of Guidance
Expected net loss	$(35)	$(20)
Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	182	182
Interest expense, net of interest income	90	90
Provision for income taxes	5	5

Expected EBITDA	242	257

Stock-based compensation	13	13
Debt extinguishment and related costs	5	5

Expected adjusted EBITDA	$260	$275

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

• free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

• free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 30,	December 31,	December 31,
	2009	2009	2008	2009	2008

Adjusted EBITDA (see previous page)	$65,247	$64,238	$60,293	$256,933	$237,725
Purchases of property and equipment	(36,597)	(27,737)	(32,067)	(121,511)	(119,492)

Free cash flow, as defined	28,650	36,501	28,226	135,422	118,233
Purchases of property and equipment	36,597	27,737	32,067	121,511	119,492
Interest expense, net of interest income	(19,689)	(19,628)	(18,106)	(73,188)	(71,857)
Other	339	(752)	(2,560)	(1,895)	(2,045)
Swap termination payment	-	-	-	(4,531)	-
Integration and separation costs	-	-	(5,475)	-	(12,700)
Amortization of debt issuance costs	604	584	514	2,214	2,062
Amortization of debt discount	505	495	274	1,548	1,006
Changes in operating assets and liabilities	15,021	(4,125)	45,662	(28,912)	(2,060)

Net cash provided by operating activities	$62,027	$40,812	$80,602	$152,169	$152,131

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of December 31, 2009	As of December 31, 2008
Financial Data (in thousands):
Cash and cash equivalents	$152,888	$164,528
Accounts receivable, net	$201,308	$202,843
Property and equipment, net	$619,048	$638,941

Accounts payable	$63,528	$89,465
Other accrued expenses	$146,781	$140,424
Current portion of long-term debt and capital lease obligations	$4,786	$14,258
Long-term debt and capital lease obligations	$921,271	$916,575

Operating Data

Geographic markets served (1)	84	80

Number of switches deployed	122	118

Total digital T1 transmission lines installed (2)	229,253	215,768

Total access line equivalents installed (2) (3)	5,852,606	5,669,614

Total employees	3,693	3,685

(1) In the top 100 metropolitan statistical areas

(2) The number of lines as of December 31, 2008 have been adjusted to reflect consistent application of the PAETEC reporting methodology. The digital T1 transmission lines and access line equivalents as of December 31, 2008 include 47,408 digital T1 transmission lines, or 1,137,792 access line equivalents, representing high capacity transmission lines acquired through the McLeodUSA merger reported on a basis consistent with the PAETEC methodology.

(3) Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.